EXHIBIT 99.1
FOR RELEASE ON April 24, 2008 at 7:30 a.m. ET

CONTACT:	Dan Behrendt
Chief Financial Officer
TASER International, Inc.
(480) 905-2000
TASER International, Inc. Reports Record First Quarter Revenues
SCOTTSDALE, Ariz., April 24, 2008 — TASER International, Inc. (Nasdaq: TASR) a market leader in advanced electronic control devices today reported financial results for the first quarter of 2008.
For the first quarter of 2008 revenues were $22.5 million, the highest first quarter revenue in the Company’s history and a 47% increase over the same quarter of the prior year. Income from operations for the first quarter was $1.6 million, a 361% increase compared with $0.3 million in the prior year period. Net income and basic and diluted earnings per share for the first quarter of 2008 were $1.2 million and $0.02, respectively.
Significant events in the first quarter of 2008 include:
1.	Significant sales orders were received and shipped to law enforcement agencies in the United States during the first quarter. The orders were from both new agencies deploying TASER® technology and from agencies continuing to expand the use of TASER electronic control devices (ECDs) to their first responders. Several of the more significant orders announced during the quarter include Indianapolis Metropolitan Police Department (IN), North Carolina Highway Patrol (NC), Las Vegas Metropolitan Police Department (NV), San Diego County Sherriff’s Department (CA), Sacramento County Sherriff’s Department (CA), Los Angeles Port Police Department (CA), Suffolk County Police Department (NY), North Dakota Highway Patrol (ND) and Doral Police Department (FL).

2.	Maintaining a Federal markets focus rewarded TASER International with an order for our flagship TASER® X26 ECDs from the U.S. Air Force, which plans to begin deploying the devices to its Security Forces personnel.

3.	International sales accounted for approximately $3.0 million or 13% of our total sales in the first quarter up 64% from the first quarter of 2007. This included a significant order from a new customer, the interior ministry of a foreign country, to equip its law enforcement officers with a total of 3,000 of our price leading ADVANCED TASER M26™ ECDs and related accessories.

4.	Six (6) more product liability suits were dismissed during the first quarter representing a total of sixty-seven (67) wrongful death or injury suits that have been dismissed or judgment entered in favor of the Company through the first quarter. TASER continued to see a reduction in the rate of new litigation as well as pending litigation in the first quarter of 2008.

5.	The Company debuted the TASER X12 LLS Mossberg® shotgun during the 2008 SHOT Show in Las Vegas. The TASER X12 Less Lethal Shotgun (LLS) is a fully integrated less-lethal platform manufactured by Mossberg that has been optimized for the TASER eXtended Range Electronic Projectile (XREP), while providing for integration of the TASER X26 electronic control device (ECD) for close-in engagements. The TASERTM X12 LLS includes TASERTM RadialTM Ammunition Key technology (patent pending) to prevent the system from accepting lethal 12-gauge rounds in order to remove the possibility of end users loading a lethal round in a less-lethal system during high stress situations.
“I am pleased to report that TASER International continues to expand on the momentum seen in 2007, evidenced by our strong sales in the first quarter of 2008,” commented Rick Smith, Chief Executive Officer of TASER International, Inc. “Historically, the first quarter is seasonably weak from a sales perspective; however, I am pleased to report that past investments in research and development continue to provide a solid foundation as we seek new opportunities to diversify our revenue base and become a solutions provider to our customers. The first quarter results reflect our increased investment in research and development programs for new products such as the TASER XREP and ShockwaveTM area denial system as well as others we expect to unveil throughout the year. All of these products will expand the avenues through which we deliver our life protecting technology.”
The Company will host its first quarter 2008 earnings conference call on Thursday, April 24, 2008 at 10:00 a.m. ET. The conference call is available via web cast and can be accessed on the “Investor Relations” page at www.TASER.com. To access the teleconference, please dial: 1-800-659-1942 or 1-617-614-2710 for international callers. The pass code is 82481002 for both numbers.

About TASER International, Inc. (TASR):
TASER International’s products protect life, providing advanced Electronic Control Devices for use in the law enforcement, medical, military, corrections, professional security, and personal protection markets. TASER® devices use proprietary technology to incapacitate dangerous, combative, or high-risk subjects who pose a risk to law enforcement officers, innocent citizens, or themselves in a manner that is generally recognized as a safer alternative to other uses of force. TASER technology protects life, and the use of TASER devices dramatically reduces injury rates for police officers and suspects. For more information about TASER technology, please call (800) 978-2737 or visit our website at www.TASER.com.
Note to Investors
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements, without limitation, regarding our expectations, beliefs, intentions or strategies regarding the future. We intend that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. The forward-looking information is based upon current information and expectations regarding TASER International, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such forward-looking statements.
TASER International assumes no obligation to update the information contained in this press release. These statements are qualified by important factors that could cause our actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) market acceptance of our products; (2) our ability to establish and expand direct and indirect distribution channels; (3) our ability to attract and retain the endorsement of key opinion-leaders in the law enforcement community; (4) the level of product technology and price competition for our products; (5) the degree and rate of growth of the markets in which we compete and the accompanying demand for our products; (6) risks associated with rapid technological change and new product introductions; (7) competition; (8) litigation including lawsuits resulting from alleged product related injuries and death; (9) media publicity concerning allegations of deaths and injuries occurring after use of the TASER device and the negative effect this publicity could have on our sales; (10) TASER device tests and reports; (11) product quality; (12) implementation of manufacturing automation; (13) potential fluctuations in our quarterly operating results; (14) financial and budgetary constraints of prospects and customers; (15) order delays; (16) dependence upon sole and limited source suppliers; (17) negative reports concerning the TASER device; (18) fluctuations in component pricing; (19) government regulations and inquiries; (20) dependence upon key employees and our ability to retain employees; (21) execution and implementation risks of new technology; (22) ramping manufacturing production to meet demand; (23) medical and safety studies; (24) field test results; and (25) other factors detailed in our filings with the Securities and Exchange Commission, including, without limitation, those factors detailed in the Company’s Annual Report on Form 10-K and its Form 10-Qs.
The statements made herein are independent statements of TASER International, Inc. The inclusion of any third parties does not represent an endorsement of any TASER International products or services by any such third parties.
For further information contact Marcy Rigoni, Manager of Investor Relations at Marcy@TASER.com or call 800-978-2737 ext. 2011, or Dan Behrendt, Chief Financial Officer of TASER International, Inc., 480-905-2002.

TASER International, Inc.
Statements of Income
(Unaudited)

	For the Three Months Ended
	March 31, 2008	March 31, 2007

Net Sales	$22,486,504	$15,301,815

Cost of Products Sold:

Direct manufacturing expense	7,571,497	4,608,569
Indirect manufacturing expense	2,151,689	1,804,217

Total Cost of Products Sold	9,723,186	6,412,786

Gross Margin	12,763,318	8,889,029

Sales, general and administrative expenses	9,100,154	7,581,908
Research and development expenses	2,111,648	970,786

Income from Operations	1,551,516	336,335

Interest and other income, net	440,929	506,369

Income before income taxes	1,992,445	842,704
Provision for income taxes	775,858	348,150

Net Income	$1,216,587	$494,554

Income per common and common equivalent shares
Basic	$0.02	$0.01
Diluted	$0.02	$0.01

Weighted average number of common and common equivalent shares outstanding
Basic	63,328,336	62,010,198
Diluted	65,784,447	64,692,636

TASER International, Inc.
Balance Sheet
(Unaudited)

	March 31, 2008	December 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$50,218,221	$48,800,287
Short-term investments	—	2,501,152
Accounts receivable, net	9,243,876	11,691,553
Inventory	17,961,874	13,506,804
Prepaids and other assets	2,551,175	4,318,661
Current deferred income tax asset	15,573,907	15,608,325

Total Current Assets	95,549,053	96,426,782
Long-term investments	9,005,785	9,006,493
Property and equipment, net	24,666,048	23,599,680
Deferred income tax asset	5,929,631	6,724,104
Intangible assets, net	2,025,081	1,925,139
Long-term Prepayments	80,759	81,203

Total Assets	$137,256,357	$137,763,401

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Current portion of capital lease obligations	$—	$19,257
Accounts payable and accrued liabilities	7,659,349	10,088,139
Current deferred revenue	1,836,668	1,694,644
Deferred insurance settlement proceeds	400,043	404,848
Customer deposits	253,926	266,728

Total Current Liabilities	10,149,986	12,473,616
Capital lease obligations, net of current portion	—	11,695
Deferred revenue, net of current portion	3,661,264	3,541,267
Liability for unrecorded tax benefits	1,100,073	1,100,073

Total Liabilities	14,911,323	17,126,651

Commitments and Contingencies

Stockholders’ Equity
Common stock	637	635
Additional paid-in capital	87,403,076	86,911,381
Treasury stock	(2,208,957)	(2,208,957)
Retained earnings	37,150,278	35,933,691

Total Stockholders’ Equity	122,345,034	120,636,750

Total Liabilities and Stockholders’ Equity	$137,256,357	$137,763,401

TASER International, Inc.
Selected Statement of Cash Flows Information
(Unaudited)

	For the Three Months Ended
	March 31, 2008	March 31, 2007
Net income	$1,216,587	$494,554
Depreciation and amortization	656,879	569,324
Stock-based compensation expense	320,468	262,163
Net cash provided (used) by operating activities	659,421	(5,483,124)
Net cash provided by investing activities	587,284	2,314,048
Net cash provided by financing activities	171,229	468,870
Cash and Cash Equivalents, end of period	$50,218,221	$16,073,479
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